Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Class Acceleration Corp. (formerly known as Class Acquisition Corporation) (the “Company”) on Form S-1 of our report dated October 13, 2020, except for Note 1 as to which the date is December 30, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Class Acceleration Corp. (formerly known as Class Acquisition Corporation) as of October 2, 2020 and for the period from August 24, 2020 (inception) through October 2, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

New York, NY

December 30, 2020